Exhibit 99.1

McDermott Reports First Quarter 2015 Financial and Operational Results

Successful Quarter of New Order Intake in the Middle East and Americas

Continued Focus on Efficient Execution of Key Projects Across All Areas

Company to Host Conference Call and Webcast Today at 4:00 p.m. CT

HOUSTON--(BUSINESS WIRE)--May 11, 2015--McDermott International, Inc. (NYSE: MDR) (“McDermott” or the “Company”) today announced financial and operational results for the quarter ended March 31, 2015. The Company reported first quarter 2015 net loss of $14.5 million, or $0.06 per fully diluted share including restructuring charges, compared to a net loss of $46.5 million, or $0.20 per diluted share, in the prior-year quarter. Net of restructuring charges, the first quarter 2015 loss would have been reduced by $10.4 million or $0.04 per fully diluted share.

“We are very pleased to have been awarded several important new projects during the first quarter of the year. While the macro industry environment continues to be challenging, McDermott has received three new brownfield EPCI projects in the Middle East, the Marjan Power Supply System from Saudi ARAMCO, the Qatar Petroleum award for a wellhead jacket and deck, as well as a new platform and two bridges from Al-Khafji Joint Operations. As one of our core markets, these new awards reinforce the ongoing activity in the region. We have also been awarded new projects in the Americas, including the SURF scope of a greenfield development for a new customer off the coast of Brazil,” said David Dickson, President and Chief Executive Officer of McDermott. “Although we encountered the weather seasonality we anticipated during the quarter, we are committed to executing our backlog safely and efficiently. We also remain focused on prioritizing our bidding activities on opportunities where we have competitive differentiators to win new awards.”

First Quarter 2015 Operating Results

The Company reported first quarter 2015 revenues of $550.5 million, a decrease of $53.3 million compared to revenues of $603.8 million for the prior-year first quarter. Revenues for the first quarter 2015 were affected by weather and third-party performance delays on the Company’s INPEX project, as well as customer initiated changes on Middle East brownfield projects that impacted the timing of vessel mobilization.

The Company’s operating income was $6.6 million for the first quarter 2015 and included $10.4 million of restructuring expenses. These results compare to the prior-year period first quarter operating loss of $38.2 million, which included $6.1 million of restructuring expenses. Operating income for the first quarter 2015 was positively impacted by favorable changes in cost estimates and revenue recovery, due to an ongoing focus on execution and improved customer relationships.

Cash flow from operations for the first quarter 2015 was a use of cash of $18.5 million compared to a use of cash of $22.3 million for the first quarter 2014.

Operational Update

In Americas, Europe and Africa (“AEA”), the Company’s execution of the PB Litoral-A project remains on track with sail-away of the 7,200 ton structure expected to be complete in the third quarter of the year. During the quarter, McDermott’s Derrick Barge 50 (“DB50”) completed the successful installation of Ayatsil A for Pemex in the Gulf of Mexico. In addition, the Altamira fabrication yard completed its first export project for a major operator with a successful sail-away of the 2,760 ton, seven-story quarters structure to offshore Angola, West Africa in February 2015. McDermott was also awarded a second transportation and installation contract for Chevron’s Jack and St. Malo fields in the U.S. Gulf of Mexico building on the execution success of the greenfield development work in 2014.

In the Middle East (“MEA”), McDermott was awarded a large contract amendment by Al-Khafji Joint Operations (“KJO”) for a platform in the Hout field located in the Kuwait/Saudi Arabia neutral zone. McDermott was awarded the original work scope in 2012. In addition to significant modifications at the existing complex, the new work includes EPCI work on a new platform and two bridges with a total weight of approximately 3,300 tons. Also in the region, the Company received an EPCI contract from Qatar Petroleum’s (“QP”) North Field Alphafor a wellhead jacket, deck and umbilical project. McDermott last worked for QP as a prime contractor in the early 2000’s. In January, McDermott was awarded “Industrial Operations Company of the Year” by Jebel Ali Free Zone Authority. As one of the first tenants of the Jebel Ali Free Zone in 1980, this award signifies McDermott’s continued HSE Leadership and the ability to build long-term partnerships in the MEA region. At the end of March, the Middle East area completed 20 million man-hours without experiencing a Lost Time Incident (“LTI”).

In Asia (“ASA”) on the INPEX Ichthys project, McDermott has completed 10 million man-hours without a LTI and fabrication of 70% of the approximately 27,000 tons of subsea structures. The Construction Support Vessel 108 remains on schedule to begin its marine campaign at the end of the second quarter of 2015. The Company has also completed the mobilization of the installation vessels for the Brunei Shell Petroleum (“BSP”) project. During April, the Derrick Barge 30 commenced the installation of approximately 64 miles of replacement pipelines in the field. In addition, BSP added further work scope that will utilize the Company’s vessel, the Emerald Sea, to perform additional installation and tie in work through the fourth quarter of 2015.

Other Financial Information

As of March 31, 2015, McDermott reported total assets of $3.5 billion. Included in this amount was $800.4 million in cash and cash equivalents and restricted cash. At quarter end, the Company had $861.3 million in debt outstanding and total equity of $1.5 billion, or 43% of total assets.

Weighted average common shares outstanding on a fully diluted basis were approximately 237.5 million and 237.0 million for the quarters ended March 31, 2015 and March 31, 2014, respectively. Common shares for the settlement of the common stock purchase contracts related to the Tangible Equity Units or “TEUs”, as well as other potentially dilutive shares were not considered in the calculation of diluted weighted average shares for the quarter ended March 31, 2015 or March 31, 2014, due to the anti-dilutive effect.

Contract Backlog Summary

As of March 31, 2015, the Company’s backlog was $3.75 billion, compared to $3.6 billion at December 31, 2014. Of the March 31, 2015 backlog, approximately 50% related to offshore operations and approximately 50% related to subsea operations. Order intake in the first quarter 2015 totaled $697.8 million and included new awards for Saudi ARAMCO, QP and KJO in the MEA area, as well as Chevron and QGEP in the AEA area.

At March 31, 2015, the Company had $8.8 billion in bids and change orders outstanding compared to $8.6 billion at December 31, 2014. At March 31, 2015, the Company was targeting to bid approximately $16.8 billion in projects that it expects to be awarded to the market through June 30, 2016. In total, the Company’s potential revenue pipeline was $25.6 billion as of March 31, 2015.

Cost Structure Update

At the beginning of 2015, McDermott announced the results of a major review of the Company’s cost structure, with a focus on driving improvements in profitability and flexibility through reducing fixed and variable costs.

The plan included three key components:

  Increased organizational efficiency, commencing in the first quarter of this year, with expected savings starting in the second quarter of 2015
  Centralization of various front- and back-office functions
  Operational cost initiatives leveraging McDermott’s global scale and the outsourcing of some non-core business activities

Through the end of March, McDermott has decreased its employee count by 475 positions from increased organizational efficiencies resulting in expected 2015 cash savings of $27.6 million. Initiatives on centralization and operational costs have also commenced.

Restructuring charges for the quarter were $10.4 million, as part of the Company’s previous guidance of $25 million to $35 million for the full year 2015. McDermott remains on track to achieve the expected annual cash savings of $50 million in 2015, before restructuring charges.

In addition to the profitability initiatives and as a result of the Company’s regular work activity and the sequencing of projects, over 1,200 additional positions have been released from the Company. These positions are primarily related to craft labor in McDermott’s fabrication yards.

Conference Call

McDermott has scheduled a conference call and webcast related to its first quarter 2015 results today at 4:00 p.m. U.S. Central Daylight Savings Time. Interested parties may listen over the Internet through a link posted in the Investor Relations section of the Company’s Web site. A replay of the webcast will be available for seven days after the call and may be accessed by dialing (888) 286-8010, passcode #99076136. In addition, a presentation will be available on the Investor Relations section of the Company’s Web site that contains supplemental information on our operations and our business outlook.

About the Company

McDermott is a leading provider of integrated engineering, procurement, construction and installation (EPCI) services for upstream field developments worldwide. The Company delivers fixed and floating production facilities, pipelines and subsea systems from concept to commissioning for complex Offshore and Subsea oil and gas projects to help oil companies safely produce and transport hydrocarbons. Our clients include national and major energy companies. Operating in more than 20 countries across the world, our locally focused and globally integrated resources include approximately 11,700 employees, a diversified fleet of specialty marine construction vessels, fabrication facilities and engineering offices. We are renowned for our extensive knowledge and experience, technological advancements, performance records, superior safety and commitment to deliver. McDermott has served the energy industry since 1923 and is listed on the New York Stock Exchange.

To learn more, please visit our website at www.mcdermott.com

Forward-Looking Statements

In accordance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995, McDermott cautions that statements in this press release which are forward-looking, and provide other than historical information, involve risks, contingencies and uncertainties that may impact McDermott's actual results of operations. These forward-looking statements include, but are not limited to, statements about: backlog, bids and change orders outstanding, projects McDermott expects to bid and the expected timing of award of such, and revenue pipeline, to the extent to which these may be viewed as indicators of future revenues or profitability; continued focus on the prioritization of bidding activities; the expected scope, execution and timing associated with certain projects discussed herein; expectations regarding improvements, savings and costs related to McDermott’s profitability initiative and the timing of such; expected 2015 cash savings from decreased employee counts; the expected range of costs for restructuring charges and the expected 2015 annual cash savings. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to numerous risks, contingencies and uncertainties, including, among others: adverse changes in the markets in which we operate or credit markets, our inability to successfully execute on contracts in backlog, changes in project design or schedules, the availability of qualified personnel, changes in the terms, scope or timing of contracts, contract cancellations, change orders and other modifications and actions by our customers and business partners. If one or more of these risks materialize, or if underlying assumptions prove incorrect, actual results may vary materially from those expected. You should not place undue reliance on forward-looking statements. For a more complete discussion of these and other risk factors, please see McDermott's annual and quarterly filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2014 and subsequent quarterly reports on Form 10-Q. This news release reflects management's views as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2015	2014
	(Unaudited)
	(In thousands, except share
	and per share amounts)

Revenues	$550,463	$603,811

Costs and Expenses:
Cost of operations	475,459	591,493
Selling, general and administrative expenses	51,676	51,964
Gain on disposal of assets	(367)	(6,439)
Restructuring expenses	10,389	6,125

Total costs and expenses	537,157	643,143

(Loss) Income from Investments in Unconsolidated Affiliates	(6,741)	1,123

Operating Income (Loss)	6,565	(38,209)

Other Income (Expense):
Interest income (expense), net	(12,179)	61
Loss on foreign currency, net	(1,468)	(4,082)
Other expense, net	(97)	(265)

Total other expense	(13,744)	(4,286)

Loss before provision for income taxes and noncontrolling interests	(7,179)	(42,495)

Provision for income taxes	4,869	3,489

Net loss	(12,048)	(45,984)
Less: net income attributable to noncontrolling interest	2,459	536

Net loss attributable to McDermott International, Inc.	$(14,507)	$(46,520)

Loss per share
Net loss attributable to McDermott International, Inc.:
Basic	$(0.06)	$(0.20)
Diluted	$(0.06)	$(0.20)

Shares used in the computation of losses per share:
Basic:	237,504,719	236,961,158
Diluted:	237,504,719	236,961,158

McDERMOTT INTERNATIONAL, INC. EARNINGS PER SHARE COMPUTATION

	Three Months Ended March 31,
	2015	2014
	(In thousands, except share and per share amounts)

Net loss attributable to McDermott International, Inc.	$(14,507)	$(46,520)

Weighted average common shares (basic)	237,504,719	236,961,158
Effect of dilutive securities:
Stock options, restricted stock and restricted stock units		-
Adjusted weighted average common shares and assumed exercises of stock options and vesting of stock awards (diluted)	237,504,719	236,961,158
Basic loss per share
Net loss attributable to McDermott International, Inc.	$(0.06)	$(0.20)
Diluted loss per share:
Net loss attributable to McDermott International, Inc.	$(0.06)	$(0.20)

SUPPLEMENTARY DATA

	Three Months Ended March 31,
	2015	2014
	(In thousands)

Drydock amortization	$5,272	$6,946
Depreciation & amortization expense	25,327	24,602
Capital expenditures	23,972	37,893
Backlog	3,748,384	4,364,422

McDERMOTT INTERNATIONAL, INC
CONSOLIDATED BALANCE SHEETS

	March 31, 2015	December 31, 2014
	(Unaudited)
	(In thousands, except shares and par value data)
Assets
Current Assets:
Cash and cash equivalents	$600,636	$665,309
Restricted cash and cash equivalents	199,764	187,585
Accounts receivable – trade, net	213,144	143,370
Accounts receivable – other	73,837	81,088
Contracts in progress	380,756	357,617
Deferred income taxes	12,646	7,514
Assets held for sale	14,253	14,253
Other current assets	49,971	44,898
Total Current Assets	1,545,007	1,501,634
Property, Plant and Equipment	2,479,797	2,473,563
Less Accumulated depreciation	(850,378)	(830,467)
Net Property, Plant and Equipment	1,629,419	1,643,096
Accounts Receivable – Long-Term Retainages	136,908	137,468
Investments in Unconsolidated Affiliates	36,206	38,186
Deferred Income Taxes	17,034	17,313
Investments	2,151	2,216
Other Assets	93,306	76,966
Total Assets	$3,460,031	$3,416,879

Liabilities and Equity
Current Liabilities:
Notes payable and current maturities of long-term debt	$27,092	$27,026
Accounts payable	374,927	251,924
Accrued liabilities	330,889	337,209
Advance billings on contracts	162,004	199,865
Deferred income taxes	19,265	19,753
Income taxes payable	29,813	25,165
Total Current Liabilities	943,990	860,942
Long-Term Debt	834,247	837,443
Self-Insurance	18,140	17,026
Pension Liability	18,079	18,403
Non-current Income Taxes	48,442	49,229
Other Liabilities	85,707	94,722
Commitments and Contingencies
Stockholders' Equity:
Common stock, par value $1.00 per share, authorized
400,000,000 shares; issued and outstanding 246,199,889 and 245,209,850 shares, respectively	246,200	245,210
Capital in excess of par value (including prepaid common stock purchase contracts)	1,679,631	1,676,815
Accumulated Deficit	(254,079)	(239,572)
Treasury stock, at cost: 7,700,580 and 7,400,027 shares, respectively	(96,972)	(96,441)
Accumulated other comprehensive loss	(116,690)	(97,808)
Stockholders' Equity - McDermott International, Inc.	1,458,090	1,488,204
Noncontrolling interest	53,336	50,910
Total Equity	1,511,426	1,539,114
Total Liabilities and Equity	$3,460,031	$3,416,879

McDERMOTT INTERNATIONAL, INC. CONSOLIDATED STATEMENT OF CASH FLOWS

	Three Month Ended March 31,
	2015	2014
	(Unaudited)
	(In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(12,048)	$(45,984)
Non-cash items included in net loss:
Depreciation and amortization	25,327	24,602
Drydock amortization	5,272	6,946
Stock-based compensation charges	4,278	4,387
Losses (gains) from Investments in unconsolidated affiliates	6,741	(1,123)
Gain on asset disposals	(367)	(6,439)
Restructuring expense	4,169	675
Deferred taxes	(5,341)	(2,628)
Other non-cash items	(1,472)	1,752
Changes in assets and liabilities, net of effects from acquisitions and dispositions:
Accounts receivable	(69,214)	26,365
Net contracts in progress and advance billings on contracts	(61,021)	(5,974)
Accounts payable	110,785	32,727
Accrued and other current liabilities	(5,723)	15,046
Pension liability and accrued postretirement and employee benefits	(555)	5,880
Other assets and liabilities	(19,370)	(78,560)
TOTAL CASH USED IN OPERATING ACTIVITIES	(18,539)	(22,328)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(23,972)	(37,893)
(Increase) in Restricted cash and cash equivalents	(12,179)	(19,634)
Purchases of available-for-sale securities	-	(1,997)
Sales and maturities of available-for-sale securities	1,775	10,055
Investments in unconsolidated affiliates	(4,696)	-
Proceeds from asset dispositions	-	8,370
Other	76	(1,950)
TOTAL CASH USED IN INVESTING ACTIVITIES	(38,996)	(43,049)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt	-	250,000
Repayment of debt	(4,706)	(31,373)
Other	(1,323)	(3,858)
TOTAL CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(6,029)	214,769

EFFECTS OF EXCHANGE RATE CHANGES ON CASH	(1,109)	36
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(64,673)	149,428
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	665,309	118,702
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$600,636	$268,130

CONTACT:
McDermott International, Inc.
Investors & Financial Media
Darcey Matthews, 281-870-5147
Vice President, Investor Relations
dmatthews@mcdermott.com